                                                                  EXHIBIT (b)(1)


                       MINUTES OF THE BOARD OF DIRECTORS
                                      OF
                      ROYAL TANDEM LIFE INSURANCE COMPANY

                                August 14, 1991
                                ---------------

          The quarterly meeting of the Board of Directors of Royal Tandem Life Insurance Company ("Royal Tandem") was held on August 14, 1991, in New York, New York. Present were: Frederick J.C. Butler, John C. Cirincion, David M. Dunford, John C.R. Hele, Robert L. Israeloff, Kenneth W. Kaczmarek, Robert A. King, Kirk
B. Maslin, Thomas H. Patrick, Irving M. Pollack, Barry G. Skolnick and William
A. Wilde. Charles J. Haraburda was not present.

          Mr. Skolnick, in his capacity as General Counsel, welcomed everyone to the meeting and asked for any questions relating to the Royal Tandem minutes of April 18, 1991. After discussion, and upon motion duly made and seconded, it was unanimously

          RESOLVED, that the Board hereby adopts the minutes of the Board of Directors Meeting held on April 18, 1991.

     Mr. Dunford, in his capacity as Chief Investment Officer, next highlighted Royal Tandem's investment portfolio, which was discussed in prior Investment Committee meetings, and passed out a chart (Attachment A) detailing a breakdown of Royal Tandem's portfolio. Mr. Dunford explained the different rating agencies and their rating criteria such as Moody's rating from Aaa to NR with Aaa being the best rating, and the NAIC rating of 1 through 6 with 1 being the best rating. Royal Tandem is presently implementing a program to decrease below investment-grade securities previously purchased by Equitable Capital Management Corp. ("Equitable") under its investment management agreement, which presently comprise approximately 3 percent of the portfolio, by either selling the private placements, or in some cases, transferring them to the other Merrill Lynch insurance companies' portfolios in arm's length transactions. There is also a program to shorten the duration of the portfolio to better match the assets to the liabilities. The status of this program will be further discussed at the next quarterly Board meeting.

     Mr. Dunford next discussed Royal Tandem's Credit Watch List, which is an internal system of monitoring present or potential credit problems relating to holdings in the portfolio. Presently, all the holdings on the Credit Watch List consist of private placements previously purchased by Equitable and which eventually will be decreased through the new program explained above.

     Regarding the market in general, interest rates appear to have no change in sight for the near future.

          After discussion, and upon motion duly made and seconded, it was unanimously

               RESOLVED, that the Board hereby adopts the minutes of the Investment Committee meetings held on July 18.1991, June 20, 1991, and May 3, 1991, and ratifies the investments made by the Investment Committee at the aforesaid meetings.

     Mr. Kaczmarek next distributed and discussed a handout entitled Statutory Financial Review June 30, 1991 (Attachment B) which provides details on the financial condition and performance of Royal Tandem. The assumption reinsurance transaction with Monarch Life earlier this year, approximately 10 percent of which affected Royal Tandem, lowered statutory profits, but the statutory figures are becoming stronger according to Mr. Kaczmarek.

     Mr. Cirincion next discussed the New York Insurance Department (the "Insurance Department") Report on Examination. Every three years, the Insurance Department examines a company and follows up with a report. The Insurance Department's current report encompasses the three-year period ending December 31, 1989, during which time Equitable Life primarily was managing the company. (Merrill Lynch acquired total ownership of the company in October 1989.) The Insurance Department found a few minor violations which are detailed in the memorandum from Mr. Skolnick and Mr. Cirincion to the Board (Attachment C). The response to these findings can be found in the letter from Mr. Cirincion to Mr. Shay of the Insurance Department (Attachment D). Mr. Cirincion feels that the Insurance Department will respond favorably. The final response will be distributed to everyone on the Board.

     Mr. Skolnick next gave a status report on the assumption reinsurance transaction scheduled to take place between Family Life Insurance Company ("FLIC"), MLLIC and Royal Tandem in connection with the sale of FLIC. This transaction involves the Insurance Department's approval for Royal Tandem which is expected by the first week of September. Under the transaction, Royal Tandem would only be assuming policies for residents of New York, Maine, New Hampshire, and Vermont.

     Mr. Hele next gave a marketing overview and discussed future plans for marketing. He discussed the new computer system that is being implemented, specifying the effect on new policies and already existing policies. There are two new products which are presently being developed. One of the products is a variable annuity, through which the policyholder may allocate the contract value in a series of underlying mutual funds managed by Merrill Lynch Asset Management, Inc. The other is a variable life policy which similarly utilizes underlying mutual funds as well as zero coupon Treasury unit investment trusts. The variable annuity will consist of two different separate accounts. A graphic description of the product is found in Attachment E. There has been a positive reaction to the product during market research and if plans go as expected, the product should be ready for sale during the first quarter of 1992.

     Mr. Skolnick next explained that in order to issue the new variable annuity, two new variable annuity separate accounts must be approved and created. After discussion, and upon motion duly made and seconded, it was unanimously

          RESOLVED, that pursuant to the provisions of the New York Insurance Law Section 4240, Royal Tandem hereby establishes two separate accounts, Royal Tandem Variable Annuity Separate Account A and Royal Tandem Variable Annuity Separate Account B (collectively the "Separate Accounts");

          FURTHER RESOLVED, that the Separate Accounts be established for the purpose of providing for the issuance of individual variable annuities (.Contracts.), which Contracts shall provide that part or all of the payments and benefits will reflect the investment experience of one or more underlying security;

          FURTHER RESOLVED, that the officers of Royal Tandem be authorized and empowered to perform all such acts and do all such things as may in their judgment and discretion be necessary or desirable to give full effect to these resolutions to enable Royal Tandem to establish the Separate Accounts and issue the Contracts, including, without limitation: (a) the preparation and execution of service agreements, custodian agreements, underwriting agreements and other agreements and documents respecting such Separate Accounts as they may deem necessary or desirable; (b) the determination of the terms and conditions of the Contracts being authorized; (c) the determination of the jurisdictions in which appropriate action shall be taken to obtain the requisite qualification, registration and authorization for the sale of the Contracts as such Officers may deem advisable;

          FURTHER RESOLVED, that the President, any Vice President or the General Counsel, and each of them, with full power to act without the other, be, and each of them is, hereby authorized to cause Royal Tandem to allocate and contribute to the Separate Accounts, for a limited period and without the purpose of funding Contracts, funds which Royal Tandem might otherwise invest, if necessary to comply with the Insurance Law for the purpose of commencing the Separate Accounts' operation;

          FURTHER RESOLVED, that the Board of Directors of Royal Tandem reserves the right to change the designation of the Separate Accounts hereafter to such other designation as it may deem necessary or appropriate;

          FURTHER RESOLVED, that the President, any Vice President or the General Counsel, and each of them, with full power to act without the others, with such assistance from Royal Tandem's independent certified public accountants and independent consultants or others as they may require, be, and each of them is, hereby authorized and directed to take all action necessary to: (a) register the Contracts in such amounts, which may be an indefinite amount, as the said officer of Royal Tandem shall deem appropriate pursuant to one or more registration statements in an

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

     offering made under the Securities Act of 1933, as amended (the "Registration Statements"); (b) register the Separate Accounts as investment companies pursuant to the Investment Company Act of 1940 as amended; (c) file such requests for exemptive relief from or other orders pursuant to, provisions of the Investment Company Act of 1940 as the said officer shall deem necessary or appropriate; and, (d) take all other actions which are necessary or appropriate in connection with the offer and sale of the Contracts and the operation of the Separate Accounts in order to comply with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and all other applicable federal, state or local laws and the rules and regulations promulgated thereunder, including the filing of any amendments or supplements to the Registration Statements;

          FURTHER RESOLVED, that the President, and Vice President or the General Counsel, and each of them, with full power to act without the others, be, and each of them is, hereby authorized on behalf of the Separate Accounts and on behalf of Royal Tandem to take any and all action that such officer may deem necessary or appropriate in connection with the offer and sale of the Contracts, including the preparation and filing of any registrations or qualifications, whether in respect of Royal Tandem, its officers, agents and employees, or of the Contracts, under the insurance and securities laws of any of the states of the United States of America and any other necessary or appropriate jurisdictions, and in connection therewith to prepare, execute, deliver and file all applications, reports, undertakings, resolutions, consents to service of process and other documents and instruments as may be necessary or appropriate under laws of any such jurisdiction and to take any and all other actions which the said officers or legal counsel of Royal Tandem may deem necessary or appropriate (including entering into whatever agreements and contracts may be necessary) in order to establish or maintain such registrations or qualifications or exemptions therefrom;

          FURTHER RESOLVED, that the President, any Vice President or the General Counsel, and each of them, with full power to act without the others, be, and each of them is, hereby authorized on behalf of Royal Tandem to execute and file irrevocable written consents in connection with the Separate Accounts to be used in such states wherein such consents to service of process may be required under applicable laws in connection with said registration or qualification of the Contracts and to appoint the appropriate state official, or such other person as may be allowed by said insurance or securities laws, agent of Royal Tandem for the purpose of receiving and accepting process;

          FURTHER RESOLVED, that the President, any Vice President or the General Counsel, and each of them, with full power to act without the others, be, and each of them is, hereby authorized to execute such agreement or agreements in such form and with such terms as such officer may deem necessary or appropriate with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill") or any other entity approved by Royal Tandem pursuant to which Merrill or such other entity will be appointed to

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

     act as principal underwriter and distributor of the Contracts on such terms and conditions as said officer, in his sole discretion, may deem appropriate;

          FURTHER RESOLVED, that the President, any Vice President or the General Counsel, and each of them, with full power to act without the others, be, and each of them is, hereby authorized to execute and deliver such agreements and other documents and to do all such acts and things as may be deemed necessary or appropriate to carry out the foregoing resolutions and the intent and purposes thereof;

          FURTHER RESOLVED, that in establishing the Separate Accounts, Royal Tandem shall mean the requirements of Section 4240 of the Insurance Law;

          FURTHER RESOLVED, that Royal Tandem adopts and establishes the following Standards of Conduct for its officers, directors, employees and affiliates (collectively "Employee") regarding the conduct of business of Royal Tandem's Separate Accounts:

          No Employee shall, in the handling of an account, investment or claim for or on behalf of any other person of Royal Tandem:

          1. Employ any device, scheme or artifice to defraud such person or Royal Tandem;

          2. Make any untrue statement of a material fact to such person or Royal Tandem or omit to state to such person or Royal Tandem a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading;

          3. Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon such person or Royal Tandem;

          4. Engage in any manipulative practice with respect to such person or Royal Tandem;

          5. Sell to, or purchase from, the Separate Accounts established by Royal Tandem any securities or other property other than life and annuity insurance policies;

          6. Purchase or allowed to be purchased for the Separate Accounts any securities of which Royal Tandem or an affiliated company is the issuer;

          7. Accept any compensation other than a regular salary or wages from Royal Tandem or an affiliated company for the sale, or purchase, of securities to or from the Separate Accounts except to the extent

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               permitted under applicable laws, rules or regulations of any government, agency or self-regulatory organization;

          8. Engage in any joint transaction, participation or common undertaking whereby Royal Tandem or an affiliated company participates with the Separate Accounts in any transaction in which Royal Tandem or an affiliated company obtains an advantage in the price or quality of the item purchased, the service received or in the cost of such service, and Royal Tandem or any other affiliated company is disadvantaged in any of these respects by the same transaction; or

          9. Borrow money or securities from the Separate Accounts other than under a policy loan provision; and

          FURTHER RESOLVED, that Royal Tandem adopts and establishes the following Standards of Suitability for its Employee regarding the conduct of business of the Separate Accounts:

          1. No recommendation shall be made to an applicant to purchase a variable life or variable annuity insurance policy (collectively "Policy"), and no Policy shall be issued, in the absence of reasonable grounds to believe that the purchase of the Policy is suitable for the applicant on the basis of information furnished after reasonable inquiry of the applicant concerning the applicant's insurance end investment objectives, financial situation and needs, and any other information known to Royal Tandem or to the agent making the recommendation;

          2. Royal Tandem, through its agents, will use diligence to learn the essential facts relative to each applicant of a Policy;

          3. Royal Tandem's primary policy is that the customer's interest comes first. In any areas where there are conflicts between the customer's interests and the interest of Royal Tandem or its agents, the customer's interests must always take precedence; and

          4. Royal Tandem through its agents will give each customer the time and attention needed to find the products and services most suitable for the customer's needs and will provide timely and accurate information that is not in any way misleading.

          Additionally, Royal Tandem's agents, as registered representatives, are subject to supervision respecting suitability and other sales practices under rules of the New York Stock Exchange and the National Association of Securities Dealers, Inc.

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

     Mr. Skolnick next discussed the consolidation of the Merrill Lynch insurance companies noting the sale of FLIC and the impending merger of Tandem into MLLIC. Because Tandem will no longer exist after the merger, Royal Tandem's name will no longer be appropriate thereby necessitating a name change. The Insurance Department requires a New York domiciled company owned by another corporation to follow certain rules relating to its name, one being that the company cannot use a name which would link it to its parent. We are now awaiting the written approval of the proposed name of ML Life Insurance Company of New York which has been orally approved by the Insurance Department.

     After discussion, and upon motion duly made and seconded, it was unanimously

          RESOLVED, that the Company does hereby authorize the president and secretary to change the name of the Company to "ML Life Insurance Company of New York," by filing a Certificate of Amendment with the New York Department of Insurance, and thereafter, to make any subsequent filings or provide such further documents as the Insurance Department may require to effect the foregoing resolution.

          FURTHER RESOLVED, that the officers of the Company are authorized to change the names of assets and accounts of the Company, including separate accounts, as well as any other accounts, to reflect the name change to ML Life Insurance Company of New York.

     Mr. Cirincion next explained that the New York Insurance Department requires that certain salaries for Royal Tandem employees be approved by the Board of Directors. After discussion, and upon motion duly made and seconded, it was unanimously

     RESOLVED, that the Board approves a salary increase for Amy S. Winston, Vice President, Administrative Manager, and Assistant Secretary of Royal Tandem, equal to a salary of $52,769, annualized, effective August 1, 1991, with authority to continue said salary at the above rate until an increase thereto requires further Board authorization.

     There being no further business, the meeting adjourned.



                                    /s/  BARRY G. SKOLNICK
                                    ------------------------------
                                    Barry G. Skolnick
                                    Senior Vice President,
                                    General Counsel & Secretary

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